Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is dated as of June 24, 2013, by and between THE INTERNATIONAL METALS RECLAMATION COMPANY, INC., a Delaware corporation  (the "Borrower"), and WELLS FARGO BANK, N. A., a national banking association (the "Bank").

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1  LINE OF CREDIT.

(a)             Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 23, 2016, not to exceed at any time the aggregate principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (the "Line of Credit"), the proceeds of which shall be used to support working capital requirements and general corporate purposes of Borrower.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of even date hereof (the "Line of Credit Note," all terms of which are incorporated herein by this reference.

(b)             Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(c)             Closing Date.  The closing date shall mean shall mean June 24, 2013 or such other date as may be agreed to by the parties (the “Closing Date”).

SECTION 1.2  INTEREST/FEES.

(a)             Interest.  The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b)             Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in the Line of Credit Note or each promissory note or other instrument or document required hereby.

(c)             Upfront Facility Fee.  Borrower shall pay to Bank a non-refundable upfront facility fee equal to one-half percent (.50%) of the maximum principal amount of the Line of Credit Note, which fee shall be due and payable in full on the Closing Date.

(d)             Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to three-eight percent (.375%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within thirty (30) days after each billing is sent by Bank.

SECTION 1.3    COLLECTION OF PAYMENTS.

Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's primary deposit account with Bank, as designated by the Borrower, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority (subject to the liens permitted hereunder) in all of the Borrower's personal property, including but not limited to accounts receivable, inventory, deposit accounts, equipment and general intangibles.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, pledge agreements, financing statements, deeds of trust or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5         GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed by HORSEHEAD HOLDING CORP. (the "Guarantor"), as evidenced by and subject to the terms of a guaranty agreement in form and substance satisfactory to Bank (Guarantor, and together with Borrower, each a "Loan Party" and collectively, the "Loan Parties").

   SECTION 1.6         GUARANTOR COLLATERAL.  As security for all current and future indebtedness of Borrower to Bank, and all current and future indebtedness of the Guarantor to the Bank under the applicable guaranty or pledge agreement, the Guarantor hereby grants to Bank a security interest of first priority (subject only to liens expressly permitted hereunder) in the 500 shares of common stock of the Borrower, evidenced by certificate number 1, owned or held by the Guarantor (the “Borrower Stock”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.7    SUBORDINATION OF DEBT.  Each of the Borrower and Guarantor acknowledge and agree that all indebtedness and other obligations of Borrower to the Guarantor shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Guarantor makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement, and which representations and warranties shall be true and correct on the date of this Agreement, the date of each extension of credit under this Agreement and the date of each compliance certificate provided in connection with the delivery of annual and quarterly financial statements under this Agreement:

SECTION 2.1.    LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.  Guarantor is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Guarantor.

SECTION 2.2.    AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, agreement, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, Guarantor or the party which executes the same, as applicable, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION.  The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of its charter or organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party may be bound.

SECTION 2.4.    LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of any Loan Party other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENTS.  The annual financial statements of Borrower dated December 31, 2012, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles in the United States of America in effect from time to time applied on a basis consistent with prior practices (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.    INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of any Loan Party’s income tax payable with respect to any year.

SECTION 2.7.    NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES.  Each Loan Party possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, and each Loan Party will continue to possess the same so long as such Loan Party continues to conduct such business.

SECTION 2.9.    ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan") except where the Borrower’s failure to be in compliance would not have a material adverse effect on the Borrower’s business, operations, or financial condition; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10.          OTHER OBLIGATIONS.  No Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.          ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance, and will, after the date hereof, be, in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, except where the Borrower’s failure to be in compliance would not have a material adverse effect on the Borrower’s business, operations, or financial condition.  The Borrower has not has received any notice of any actual or threatened federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, nor does the Borrower have reason to believe that any such notice will be received or is being threatened.   Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.          SECURITY INTEREST.  All filings and other actions necessary or desirable to perfect and protect the security interest in the collateral created under the Loan Documents have been duly made or taken and are in full force and effect, and the applicable Loan Documents create in favor of the Bank a valid and, upon such filings and the execution and delivery of the INMETCO Intercreditor Agreement by US Bank, a perfected first priority (subject to the liens permitted hereunder) security interest in the collateral, securing the payment of the indebtedness under this Agreement and the other Loan Documents, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Borrower is the legal and beneficial owner of such collateral free and clear of any liens, except for the liens and security interests created or permitted under the Loan Documents.

SECTION 2.13.  COLLATERAL MATTERS.  Other than (a) the operating and depository accounts of the Borrower maintained with the Bank, (b) local bank accounts for petty cash and similar convenience purposes which do not in the aggregate maintain average daily balances in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00), and the Borrower’s existing operating and deposit accounts with JPMorgan Chase & Co. (the “JP Morgan Collection Accounts”), which JP Morgan Collection Accounts, which shall be subsequently closed as set forth below, the Borrower does not maintain any other deposit or investment account with any other financial institution.  Other than as disclosed to the Bank prior to the date hereof, the Borrower does not have any other investments or leases of real property or own any other real property or material intellectual property.

SECTION 2.14.  BORROWER STOCK.  The Borrower Stock represents and warrants that the Borrower Stock pledged by the Guarantor as collateral represents one hundred percent (100%) of the issued and outstanding shares of capital stock of the Borrower and the Guarantor is the sole owner of the Borrower Stock.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)             Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)             Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed where applicable:

(i)   This Agreement, the Line of Credit Note and each other Loan Document or instrument or document required hereby, including but not limited to the INMETCO Intercreditor Agreement between U.S. Bank, National Association (“US Bank”), collateral agent, under the Indenture, dated July 26, 2012, with respect to the Guarantor’s senior secured notes issued thereunder (the “INMETCO Intercreditor Agreement”).

(ii)   Each document (including any Uniform Commercial Code financing statements) required by this Agreement, any related agreement or under law or reasonably requested by Bank to be filed, registered or recorded in order to create, in favor of Bank, a perfected security interest in or lien upon the collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Bank shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and

(iii)   A copy of (a) Certificate of Incorporation of Borrower, and all amendments thereto, together with copies of Borrower's Bylaws, all certified as accurate and complete by the Secretary or other authorized officer of Borrower, and (b) the Certificate of Incorporation, and all amendments thereto, together with copies of Guarantor's Bylaws, all certified as accurate and complete by the Secretary or other authorized officer of Guarantor.

(iv)   A certificate of the Secretary of the Borrower or other authorized officer of the Borrower as to (i) resolutions of the directors of the Borrower approving and authorizing (a) the Borrower to enter into any and all Loan Documents to which it is a party, (b) the granting by Borrower of liens upon the collateral required hereunder; (ii) incumbency, (iii) good standing certificate for Borrower issued by the Secretary of State of the state of Delaware, and (iv) a subsistence certificate for the Borrower issued by the Secretary of State of the Commonwealth of Pennsylvania.

(v)   A certificate of the Secretary of the Guarantor or other authorized officer of the Guarantor as to (i) resolutions of the directors of the Guarantor approving and authorizing (a) the Guarantor to enter into any and all Loan Documents to which it is a party, (b) the granting by Guarantor of liens upon the collateral required hereunder; (ii) incumbency, (iii) good standing certificate for Guarantor issued by the Secretary of State of the state of Delaware.

(vi)   Tax lien certificate for Guarantor issued by the Department of Revenue of the Commonwealth of Pennsylvania.

(vii)   The certificate or certificates evidencing the Borrower Stock, together with the appropriate stock or transfer power, in form and substance satisfactory to the Bank, signed by the Guarantor.

(viii)   An officer's certificate of the Borrower certifying that each of the conditions of this Section 3.1 have been satisfied as of the date of such initial borrowing and that the Borrower is in compliance with the matters described under Sections 3.1(j) and 3.1(k); and

(ix)   Such other documents as Bank may require under any other Section of this Agreement.

(c)             Financial Condition; No Material Adverse Change.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

(d)             Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

(e)             Lien Searches.  The Bank shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no liens of record with respect to any of the collateral required hereunder other than liens to be terminated on or before the date of this Agreement, or liens otherwise permitted hereunder.

(f)             Legal Opinion.  Bank shall have received a written opinion of Buchanan Ingersoll & Rooney PC, counsel for the Borrower and Guarantor, dated the Closing Date, in form and substance satisfactory to the Bank.

(g)             Financial Statements.  Bank shall have received and reviewed to its satisfaction consolidated and consolidating financial statements of Guarantor and its subsidiaries for the fiscal years ended December 31, 2010, 2011 and 2012.

(h)             Business Plans.  Bank shall have received and reviewed to its satisfaction Guarantor’s and Borrower’s three (3) year business plans.

(i)             Due Diligence and Final Credit Approval.  Bank shall have completed to its satisfaction all of its due diligence and clearance activities, and the extension of credit to the Borrower as described herein shall have received final Bank-internal credit approval.

(j)             Representations and Warranties. The representations and warranties of the Loan Parties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations shall be true and correct in all respects) as of the date of this Agreement and the date of the initial extension of credit, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such date.

(k)             No Event of Default. No event or condition shall have occurred and be continuing which constitutes an Event of Default or potential Event of Default and no Event of Default or potential Event of Default shall occur as a result of the Company's execution of this Agreement or any other Loan Document and consummation of the transactions contemplated thereby.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)             Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.  The submission by the Borrower of the request for such extension of credit shall constitute certification of compliance with the conditions set forth in this Section 3.2.

(b)             Documentation.  Bank shall have received all additional documents which may be required by the Bank in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS.  Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.    ACCOUNTING RECORDS.  Each Loan Party shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of such Loan Party.

SECTION 4.3.    FINANCIAL AND OTHER INFORMATION.  Borrower and Guarantor, as applicable, shall provide or cause to be provided to Bank all of the following, in form and detail satisfactory to Bank:

(a)             no later than one hundred twenty (120) days after the end of each fiscal year of Guarantor, (i) audited financial statements of Guarantor and its subsidiaries on a consolidated basis, including statements of income and stockholders’ equity and cash flow from the beginning of such fiscal year through the end of such fiscal year and the balance statement as of the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and reported upon without qualification by Grant Thornton LLP, or such other independent certified public accounting firm selected by the Loan Parties and satisfactory to the Bank, together with any management letters of such accountants and related consolidating schedules (including the Borrower) that accompany or support such audited consolidated financial statements.

            (b)             no later than forty-five (45) days after the end of each fiscal quarter, except for the fourth (4th) fiscal quarter, an unaudited balance sheet of the Guarantor and its subsidiaries on a consolidated and consolidating basis (including the Borrower), including unaudited statements of income and stockholders’ equity and cash flow on a consolidated and consolidating basis, reflecting results of operations from the beginning of the current fiscal year through the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Borrower’s or Guarantor’s business, as applicable, and accompanied by comparative financial statements for the same fiscal year-to-date period in the prior fiscal year.

(c)             contemporaneously with each annual and quarterly financial statement required hereby, a certificate of compliance signed by the Chief Executive Officer and President, Chief Executive Officer, President, or Chief Financial Officer of Guarantor, which shall state that, based upon an examination sufficient to permit such officer to make an informed statement, (i) such financial statements are complete and accurate, (ii) the representations and warranties contained in this Agreement and in each of the other Loan Documents  are true on and as of the date of the signing of such compliance certificate, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such date, and (iii) no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred or shall exist, including but not limited to compliance with the Borrower’s financial covenants, and that reflects any information and calculations necessary to determine and demonstrate compliance with this Agreement.

(d)             no later than January 31st of each fiscal year, a quarter-by-quarter projected operating and cash flow budget of the Guarantor and its subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as of the end of the last month in each fiscal quarter, such projections to be accompanied by a certificate signed by the President and Chief Executive Officer, Chief Executive Officer, President, or the Chief Financial Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practices consistent with past budgets and financial statements.

(e)             from time to time such other information as Bank may reasonably request, including but not limited to complete and accurate copies of Guarantors’ filed consolidated Federal income tax returns (including the Borrower) and any requested supporting schedules thereto.

SECTION 4.4.    COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.    INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, general liability, public liability, flood, property damage and workers' compensation, with all such insurance in form and substance, and carried with companies and in amounts, reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect and certificates and copies of such insurance policies evidencing the insurance required under this Agreement and the other Loan Documents.

SECTION 4.6.    FACILITIES.  Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.    LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of Five Hundred Thousand and 00/100 Dollars ($500,000).

SECTION 4.9.    NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, and the steps that Borrower or Guarantor is taking with respect to such Event of Default or condition, event or act; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00); of (e) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a material adverse effect on the business, operations or financial condition of such Loan Party.

SECTION 4.10.          FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows based upon and determined using GAAP (except to the extent modified by the definitions set forth below), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2013:

(a)           Tangible Net Worth of not less than $15 Million at each fiscal quarter-end, with "Tangible Net Worth" defined as the Borrower’s net worth less any intangible assets less any receivables from, loans or advances to, or investments in, any related entities or individuals.

(b)           Cash Flow Leverage Ratio of not greater than 2.00 to 1.0 as of each fiscal quarter-end, determined on a rolling four (4) quarter basis, with "Cash Flow Leverage Ratio” defined as Total Funded Debt divided by Adjusted EBITDA, “Total Funded Debt” defined as the sum of all obligations of the Borrower for borrowed money (including subordinated debt) plus all capital lease obligations, and “Adjusted EBITDA” defined as net income of the Borrower for such period plus, without duplication and to the extent deducted in determining net income, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, and (iv) all other non-cash charges (including metal hedge adjustments) and expenses.

(c)           Net income after taxes of the Borrower of not less than $100,000, on a rolling four (4) quarter basis, determined as of each fiscal quarter-end.

SECTION 4.11.  ANTI-TERRORISM LAWS.  The Borrower is not currently, and the Borrower shall not be (i) a person or entity with whom the Bank is restricted from doing business under Executive Order No. 13224 or any other law relating to terrorism or money laundering, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced), (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any laws relating to terrorism or money laundering, or (iii) otherwise in violation of any laws relating to terrorism or money laundering.

SECTION 4.12       CASH MANAGEMENT.  The Borrower shall (a) request not less than weekly (from the Closing Date until the JP Morgan Collection Accounts have been closed) wire transfers or automated clearing house entries with respect to the JP Morgan Collection Accounts such that all available collected funds in the JP Morgan Collection Accounts in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) are transferred via wire transfers to the Wells Fargo Account, and (ii) close the JP Morgan Collection Accounts on or before September 30, 2013 and transfer all remaining funds in such accounts to the Borrower’s accounts at the Bank.

SECTION 4.13  OPERATING AND DEPOSITORY ACCOUNTS.  On or before July 31, 2013, the Borrower shall have established it primary operating and depository accounts with the Bank, and the Borrower shall maintain its primary operating and depository accounts with the Bank, provided, however, that the fees and other charges with respect to such operating accounts shall be consistent with the Bank’s fees and expenses charged to other similar account holders.

SECTION 4.14.  FURTHER ASSURANCES.  Promptly upon request by the Bank, (a) correct, any material operational, administrative or typographical defect or error that may be discovered in this Agreement, any promissory note or any other Loan Document, or in the execution, acknowledgment, filing or recordation thereof; and (b) execute and deliver such agreements, certificates, instruments, acknowledgments and other documents and take any and all actions, as the Bank may reasonably require from time to time, in order to carry out the purposes and intents of this Agreement and the Loan Documents.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.    USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

 SECTION 5.2.   CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in any calendar year in excess of an aggregate of Five Million and 00/100 Dollars ($5,000,000).

 SECTION 5.3    LEASE EXPENDITURES.  Incur operating lease expense in any calendar year in excess of an aggregate of Three Hundred Thousand and 00/100 Dollars ($300,000).

 SECTION 5.4.   OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) such other indebtedness and liabilities in an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000).

 SECTION 5.5.   MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  (a) Merge into or consolidate with any other entity, unless the Borrower is the survivor of such merger or consolidation; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity other than the Guarantor or a third party where the aggregate consideration is greater than Five Hundred Thousand and 00/100 Dollars ($500,000), provided that the Borrower must provide the Bank with at least fifteen (15) business days prior written notice of such acquisition setting forth a detailed description of the proposed transaction; or (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

 SECTION 5.6.   GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity where such total liabilities or obligations of such other person or entity, together with the indebtedness and other liabilities incurred as permitted under Section 5.4(c), exceed Five Hundred Thousand and 00/100 Dollars ($500,000), except any of the foregoing in favor of Bank.

 SECTION 5.7.   LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and except for loans or advances to the Guarantor.

 SECTION 5.8.   DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, if at the time of such dividend or distribution an Event of Default has occurred and is continuing, or would be caused by such dividend or distribution, or any fact, condition or event exists that with the giving of notice or passage of time, or both, could become an Event of Default;  nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding,.

      SECTION 5.9.           PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, or the following liens:

             (a)            Liens for taxes, assessments or other governmental charges not delinquent or being properly contested;

             (b)            Deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

             (c)            Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

             (d)            Mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being properly contested;

             (e)             Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases shall not exceed the amount permitted under Section 5.4;

             (f)             Easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Borrower’s real property, if applicable, and which do not, individually or in the aggregate (i) materially interfere with the occupation, use or enjoyment by the Borrower of its business or property so encumbered and (ii) do not materially and adversely affect the value of such real property;

             (g)            Liens arising from the precautionary Uniform Commercial Code (“UCC”) financing statements filed under any lease or license permitted by this Agreement;

             (h)            Liens of local or state authorities for franchise or other like Taxes, provided that such liens do not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate at any time for the Borrower;

             (i)             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

             (j)             Customary rights of set-off, revocation, refund or chargeback under deposit agreements of banks or other financial institutions where  the Borrower   maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

             (k)            Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses (a) through (n), provided that any such extension, renewal or replacement lien shall be limited to all or a part of the property that was the subject to the lien so extended, renewed or replaced (plus any improvements on such property) and provided that any such extension, renewal or replacement Lien shall not secure an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses in the case of Indebtedness permitted pursuant to this Agreement) greater than the amount outstanding immediately prior to such extension, renewal or replacement lien.

SECTION 5.10.          DOUBLE NEGATIVE PLEDGE.  Enter into or suffer to exist any agreement with any person or entity, other than in connection with this Agreement, which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any lien or encumbrance upon or with respect to any real property of the Borrower, except for any mortgage existing as of, and disclosed to Bank in writing prior to, the date hereof.
.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)             Borrower shall fail to pay within ten (10) days of the date when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)             Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under, this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)             Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)             Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any material contract or instrument with respect to indebtedness (including capital leases) of the Borrower (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank, if such default consists of the failure to make a payment  (beyond any applicable grace period) or if such default permits or causes the acceleration of such debt or other obligation.

(e)             The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor, which judgment is not covered by insurance (as determined by the Bank in its reasonable discretion) or is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days after the date of such entry.

(f)             Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and not stayed or dismissed within sixty (60) days, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)             There shall exist or occur any event or condition which Bank in good faith believes could reasonably be expected to have a material adverse effect on the financial condition or operation of the Borrower and/or the Borrower’s ability to fulfill and perform its material obligations under any of the Loan Documents.

(h)             The dissolution or liquidation of Borrower or any Third Party Obligor; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i)             The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral specifically required hereby, if any.

SECTION 6.2.    REMEDIES.  Upon the occurrence and continuance of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    INDEMNITY.  Each Loan Party shall indemnify the Bank, and each of its officers, directors, affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank or any such person in any claim, litigation, proceeding or investigation instituted or conducted by any governmental body or instrumentality or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 7.2.    NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.3.    NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	THE INTERNATIONAL METALS RECLAMATION COMPANY, INC.
4955 Steubenville Pike #405
Pittsburgh, PA 15205
Attention: Robert D. Scherich, Chief Financial Officer
Telephone: (724) 773-9000
Facsimile: (724) 774-4348

with a copy to:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, PA 15056
Attention: Gary R. Whitaker, General Counsel
Telephone: (724)-773-2270
Facsimile: (412) 788-1812

GUARANTOR:	HORSEHEAD HOLDING CORP.
4955 Steubenville Pike #405
Pittsburgh, PA 15205
Attention: Robert D. Scherich, Chief Financial Officer
Telephone: (724) 773-9000
Facsimile: (724) 774-4348

with a copy to:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, PA 15056
Attention: Gary R. Whitaker, General Counsel
Telephone: (724)-773-2270
Facsimile: (412) 788-1812

BANK:	WELLS FARGO BANK, N. A.
Four Gateway Center
444 Liberty Avenue, Suite 1400
Pittsburgh, PA 15222
Attention: Joseph J. Bianchin, III, Senior Vice President
Telephone: (412) 454-4604
Facsimile: (412) 454-4609

with a copy to:

Sherrard, German & Kelly, P.C.
Two PNC Plaza, 28th Floor
Pittsburgh, PA 15222
Attention: Robert J. Courie, Esquire
Telephone: (412) 258-6732
Facsimile: (412) 261-6221

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile or telecopy, upon receipt.

SECTION 7.4.    COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.5.    SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereby.

SECTION 7.6.    ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.7.    NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.8.    TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9.    SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10.          COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11.          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 7.12.          GUARANTOR JOINDER.  Each guarantor hereunder joins in the execution of this Agreement as evidence of its acknowledgment of the provisions hereof and its agreement to be bound by the covenants made by such guarantor hereunder.

SECTION 7.13.          ARBITRATION.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit, provided, however, that nothing herein shall preclude or limit Bank's right to confess judgment pursuant to a warrant of attorney provision set forth in any Loan Document; and, provided, further, that no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (A) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in any Loan Document, or (B) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment, which such claims, disputes or controversies shall be commenced and prosecuted in accordance with the procedures set forth, and in the forum specified by, Rules 2950 through and including Rule 2986 of the Pennsylvania Rules of Civil Procedure or any such other applicable federal or state law.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Pittsburgh, Pennsylvania selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the Commonwealth of Pennsylvania or a neutral retired judge of the state or federal judiciary of Pennsylvania, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of the Commonwealth of Pennsylvania and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Pennsylvania Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE INTERNATIONAL METALS                                                                                                    WELLS FARGO BANK, N.A.
RECLAMATION COMPANY, INC.

/s/ Robert D. Scherich	/s/ Joseph J. Bianchin
Robert D. Scherich	Joseph J. Bianchin, III,
Chief Financial Officer	Senior Vice President

GUARANTOR:

Guarantor joins in the execution of this Agreement to evidence its acknowledgment of the provisions hereof and its agreement to be bound by the representations, warranties, and covenants made by such Guarantor hereunder.

HORSEHEAD HOLDING CORP.

/s/ Robert D. Scherich
Robert D. Scherich, Chief Financial Officer

[Signature Page to Credit Agreement]